As filed with the Securities and Exchange Commission on January 23, 2026
Registration No. 333-212382
Registration No. 333-231441
Registration No. 333-254174
Registration No. 333-264911
Registration No. 333-271848
Registration No. 333-276057

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement No. 333-212382
Post-Effective Amendment No. 1 to Registration Statement No. 333-231441
Post-Effective Amendment No. 1 to Registration Statement No. 333-254174
Post-Effective Amendment No. 1 to Registration Statement No. 333-264911
Post-Effective Amendment No. 1 to Registration Statement No. 333-271848
Post-Effective Amendment No. 1 to Registration Statement No. 333-276057

to

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASTRIA THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)
Delaware	26-3687168
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

22 Boston Wharf Road
10th Floor
Boston, Massachusetts 02210
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alane Barnes
Secretary
4505 Emperor Blvd., Suite 200
Durham, North Carolina 27703
(919) 859-1302
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-3 (each, a “Registration Statement” and together, the “Registration Statements”):

•	Registration Statement on Form S-3 (No. 333-212382), pertaining to the registration and sale from time to time of up to $100,000,000 of securities of Astria Therapeutics, Inc. (the “Company”);
•	Registration Statement on Form S-3 (No. 333-231441), pertaining to the registration and sale from time to time of up to $250,000,000 of securities of the Company;
•
Registration Statement on Form S-3 (No. 333-254174), pertaining to the registration and sale from time to time of up to 92,399,805 shares of the Company’s common stock, par value $0.001 per share by the selling stockholders identified in the prospectus;

•	Registration Statement on Form S-3 (No. 333-264911), pertaining to the registration and sale from time to time of up to $250,000,000 of securities of the Company;
•	Registration Statement on Form S-3 (No. 333-271848), pertaining to the registration and sale from time to time of up to $250,000,000 of securities of the Company; and
•	Registration Statement on Form S-3 (No. 333-276057), pertaining to the registration and sale from time to time of up to $559,134,123 of securities of the Company.

On January 23, 2026, pursuant to the Agreement and Plan of Merger, dated as of October 14, 2025, by and between BioCryst Pharmaceuticals, Inc., a Delaware corporation (“BioCryst”), Axel Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of BioCryst (“Merger Sub”), and the Company, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of BioCryst.

As a result of the Merger, the offering and sale of securities under the above-listed Registration Statements under the Securities Act of 1933, as amended, which have been previously filed with the Securities and Exchange Commission, have been terminated. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statements and removes from registration the securities of the Company registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina on January 23, 2026.

ASTRIA THERAPEUTICS, INC.
By:	/s/ Alane Barnes
Alane Barnes
Secretary

No other person is required to sign this Post-Effective Amendment to each Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.